Exhibit 99.1

Provident Bankshares Announces First Quarter Results

Investment Portfolio Write-down Less Than Anticipated

BALTIMORE: (April 17, 2008) – Provident Bankshares Corporation (NASDAQ: PBKS), the parent company of Provident Bank, today reported a net loss of $17.6 million, or $(0.56) per diluted share, for the quarter ending March 31, 2008. These results were consistent with expectations outlined by the Company in a February 2008 press release in which Provident anticipated that first quarter 2008 results would be affected by write-downs in its investment portfolio. Consistent with this previous disclosure, the Company’s results in the first quarter of 2008 were affected by a $42.7 million write-down, which was less than anticipated.

The financial impact to pre-tax income, net income and diluted earnings per share is summarized in the following table:

	Pre-tax Income (000s)	Net Income (000s)	EPS
Three months ended March 31, 2008:
Totals - GAAP	$(24,680)	$(17,622)	$(0.56)
Add back investment portfolio write-down	42,655	30,362	$0.96

Adjusted Totals - Non GAAP	$17,975	$12,740	$0.40

Three months ended March 31, 2007	$22,984	$16,114	$0.50

First quarter 2008 was characterized by several positive events, including the raising of capital, stable loan quality, and profitable core banking operations. While the Bank experienced margin pressure from rising funding costs, it had continued success in controlling operating expenses.

Capital Program

On April 11, 2008, Provident announced a multi-tiered plan to strengthen the Company’s capital base, including the issuance of $65 million in equity securities and a $50 million subordinated debt offering, for a total of $115 million of new capital in second quarter 2008. Also included in the plan is a realignment of the dividend payment, discussed below, that will further increase capital by approximately $29 million annually. The equity raised in the private placement and the equity preserved from the dividend realignment will increase the Company’s tangible equity base and improve its tangible equity to assets and total regulatory capital ratios. The issuance of the subordinated debt will further increase the Company’s total regulatory capital ratio. Supplemental Table 1 in this release provides detail on the capital program.

At its annual meeting today, the Board of Directors declared a quarterly cash dividend of $0.11 per share, a 66% reduction from the prior quarterly dividend. The reduced dividend brings Provident’s dividend yield in line with that of its peer banks, and is the least costly source for gathering additional capital for the Company. The quarterly cash dividend will be paid on May 9, 2008 to stockholders of record at the close of business on April 28, 2008.

“These initiatives provide us the capital to bolster our balance sheet in this challenging operating environment. At the same time, these steps will provide a financial foundation from which to manage and grow our banking franchise,” said Gary N. Geisel, Chairman and CEO.

Investment Portfolio

On February 27, Provident announced a write-down projected to be as high as $47.7 million for the first quarter of 2008 due to “other than temporary impairment” in its investment portfolio. Following its March 31, 2008 credit review, Provident wrote down the values of certain securities by $42.7 million by reducing their carrying values to current market values at that date. The $42.7 million was comprised of $19.5 million in the REIT trust preferred securities portfolio and $23.2 million in the non-agency mortgage-backed securities portfolio. Originally $105 million, the REIT trust preferred securities portfolio was written down by $47.5 million in December 2007, and has been written down an additional $19.4 million due to further credit impairment of certain home builders and mortgage REITs that represent the collateral for these securities. Subsequent to all write-downs, the REIT trust preferred securities portfolio stands at $38.1 million. This quarter’s write-downs to the Bank’s $132.6 million non-agency mortgage-backed securities portfolio resulted from elevated delinquency and foreclosure levels of the national residential mortgages which collateralize these pooled securities. Management deemed the write-downs necessary in light of these portfolios’ current performance and market values at March 31, 2008. Supplemental Tables 2-7 in this release provide detail on the investment portfolio at March 31, 2008.

Loan Portfolio Quality

Recent economic data has shown that the Mid-Atlantic region, while sluggish, remains one of the better performing markets in the nation in terms of preserving real estate values and lower delinquency levels. New housing inventories are down in both Maryland and Virginia. Unemployment levels in February 2008, not seasonally adjusted, continue to be below the national average (5.2%) in the Baltimore (3.9%), Washington D.C. (3.3%) and Richmond (3.9%) metropolitan areas.

Historically, Provident’s lending standards have been conservative and focused on its geographic footprint. The real estate underlying 100% of the Bank’s commercial construction portfolio, 94% of the residential construction portfolio, and over 95% of the Bank’s home equity portfolio are concentrated within the Washington D.C./Virginia/Maryland region.

Provident has continued its long-standing practice of detailed monthly reviews of its loan portfolios. The first quarter of 2008 did not reveal any significant deterioration in credit quality in the Bank’s loan portfolios from the fourth quarter of 2007, shown in the table below.

Credit Quality Measure	3/31/2008	12/31/2007
Quarterly net loan charge-offs (000s)	$3,134	$6,002
Quarterly net loan charge-offs to average loans	0.30%	0.58%
Allowance for loan losses to total loans	1.31%	1.31%
Non-performing loans (000s)	$30,621	$31,248
Non-performing loans to total loans	0.73%	0.74%
Total delinquent loans to total loans	0.96%	0.96%

First Quarter Results

Provident’s loan portfolio continued to show balanced growth among its core products in the first quarter of 2008. During the same timeframe, total average deposits at Provident increased 3%, to $4.2 billion. However, the composition of the deposit portfolio continues to shift with the changing dynamics of deposit gathering industry-wide that reflect customer preferences. Year over year average money market and certificate of deposit balances grew 16%, while lower cost average savings and demand deposit account balances declined 13%. In response to increased customer interest in online banking, Provident has proactively taken steps to enhance its online presence. The Bank has significantly expanded its online deposit account capabilities, including the introduction of mobile banking services in March 2008, and has seen growth in average online account balances in first quarter 2008.

Earnings in the first quarter of 2008 were impacted by an 8% decrease in net interest income compared to first quarter of 2007. Asset yields were negatively impacted by the 300 basis point decline in benchmark interest rates during the past twelve months. Neither deposit nor borrowing costs declined as rapidly as benchmark interest rates due to aggressive competition for deposits throughout the industry and due to a number of steps Provident has taken to re-position its non-customer funding sources in light of the currently volatile market for funds.

Non-interest income, excluding total gains (losses), declined 3% compared to first quarter 2007. The non-interest income decline was offset by a 6% improvement in non-interest expense as a result of Provident’s 2007 actions to improve its operating efficiency and expense control.

Outlook for the Future

“The steps we took this quarter will enable Provident to adjust to changing market conditions while we strengthen the franchise and grow revenue. I remain pleased with our core bank performance and our position as a competitive force in the region,” said Gary N. Geisel, Chairman and CEO. “Although we expect the economic slowdown to continue for the remainder of 2008, we feel positioned to maintain a steady course.”

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, currently the largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a network of 142 offices in Maryland, Virginia, and southern York County, PA. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing. Visit Provident on the web at www.provbank.com.

Webcast Information

Provident Bankshares Corporation’s first quarter earnings teleconference will be webcast at 2 p.m. ET on April 17, 2008. The conference call will include a discussion of the Company’s first quarter 2008 results of operations and may include forward-looking information. The conference call will be simultaneously webcast at www.provbank.com and archived through April 24, 2008. To listen to the conference call, please go to the Company’s website to register, download and install any necessary software. When in the Company’s website, follow these links:

•	About Provident

•	Investor Relations

•	Upcoming Events

•	Provident Bankshares Corporation First Quarter 2008 Results Audio Webcast

An audio replay of the teleconference will be available through April 24, 2008 by dialing 1-888-286-8010, passcode 41483459; the international dial-in number is 617-801-6888.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, determined using U.S. generally accepted accounting principles (“GAAP”), revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; impairment charges with respect to investment securities; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2007, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

TABLES FOLLOW

Table 1

April 2008 Capital Program

Source	Price		Equivalent Common Shares	Amount ($000)
Common Shares Issued
Private placement	$9.50		1,350,000	$12,825
Provident directors and officers	10.80	(market)	72,110	779

Total Common	$9.57		1,422,110	13,604

Preferred Shares Issued
(51,215 shares, 10%, 3 yr mandatory conversion at $10.50 fixed price)
Private placement			4,877,619	51,215

Total New Capital Issuance			6,299,729	64,819

Dividend Reduction to $0.44 per Share				28,700

Total Additional Equity Capital				93,519

Subordinated Debt Offering				50,000

Total New Capital				$143,519

Table 2

Investment Portfolio Composition

March 31, 2008, Book Values

($000)

Description	%	$ Amount
U.S. Treasury and agency mortgage-backed	40%	$608,186
Pooled trust preferred	34	527,289
General obligation municipals	10	161,650
Non-agency mortgage-backed	7	106,897
Corporate bonds	9	143,131

Total *	100%	$1,547,153

*	Excludes FAS 115 mark to market adjustments

Table 3

Pooled Trust Preferred Portfolio

March 31, 2008, Book Values

($000)

Description	%	$ Amount
Banks	78%	$410,213
REITs	7	38,111
Insurance	15	78,965

Total	100%	$527,289

Table 4

REIT Trust Preferred Securities

March 31, 2008, Book Values

($000)

Description	%	$ Amount
Senior securities
(AAA S&P / A+ to BBB+ Fitch)	65%	$24,996

Mezzanine securities
(AA S&P / BBB+ Fitch)	11	4,005
(A to BBB- S&P / BBB to B Fitch)	24	9,110

Total	100%	$38,111

Table 5

REIT Trust Preferred Securities

Credit Composition at March 31, 2008

($000)

	Mezzanine Securities		Senior Securities	Total
	Other Than Temporarily Impaired	AA: S&P BBB+: Fitch	AAA: S&P A+ to BBB+: Fitch
REIT trust preferred securities	$9,110	$4,005	$24,996	$38,111

Credit Quality: Defaults and Credit Support

Current default level	11.7%	10.0%	10.9%

Average credit support level*
For interest payments	25%	37%	40%
For principal payments	35%	46%	56%

*	Credit support level represents the % of issues in default required before the security suffers permanent loss of interest or principal payments.

Table 6

Non-Agency MBS Portfolio Characteristics

At March 31, 2008

	AAA	AA	Total
Balance ($000)	$65,986	$40,911	$106,897
Percent of portfolio	62%	38%	100%
# of issues	13	16	29

Average:
FICO	733	726
LTV	64%	71%
Loan size	$514,000	$371,000
Delinquency 60+ day	1.53%	4.52%

Table 7

Non-Agency Mortgage Backed Securities

At March 31, 2008

($000)

	Book Value	60+ Days Delinquency	Potential Losses (45% severity)	Credit Support	Potential Remaining Support	FICO	LTV
Impaired Non-Agency MBS	$7,179	7.36%	3.31%	3.32%	0.01%	713	71%
AA-rated mezzanine securities

Remaining AA-rated
Mezzanine Non-Agency MBS
2005 origination	$4,647	6.03%	2.71%	4.81%	2.09%	715	72%
2006 origination	15,401	1.22%	0.55%	2.01%	1.46%	743	71%
2007 origination	13,684	1.42%	0.64%	2.67%	2.04%	740	70%

	$33,732	1.96%	0.88%	2.66%	1.78%	738	71%

AAA-rated Non-Agency MBS
AAA-rated mezzanine securities	$65,986	1.53%	0.69%	4.60%	3.91%	733	64%

Total Non-Agency MBS Portfolio	$106,897

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands, except per share data)

	Three Months Ended March 31,			Three Months Ended December 31,
	2008	2007	% Change	2007	% Change
SUMMARY NON-GAAP INCOME STATEMENTS:
Net interest income	$44,989	$48,935	(8.1)%	$45,912	(2.0)%
Provision for loan losses	3,114	1,052	—	10,027	(68.9)
Non-interest income (loss)	(15,124)	29,869	(150.6)	(16,338)	(7.4)
Impairment on investment securities	(42,655)	—	—	(47,488)	(10.2)
Net gains (losses)	(191)	1,203	(115.9)	405	(147.2)
Non-interest income, excluding total gains (losses)	27,722	28,666	(3.3)	30,745	(9.8)
Total revenue, excluding total gains (losses)	72,711	77,601	(6.3)	76,657	(5.1)
Non-interest expense	51,431	54,768	(6.1)	51,008	0.8
Restructuring activities	74	867	(91.5)	78	(5.1)
Non-interest expense, excluding restructuring	51,357	53,901	(4.7)	50,930	0.8
Income tax expense (benefit)	(7,058)	6,870	(202.7)	(15,987)	(55.9)
Net income (loss)	(17,622)	16,114	(209.4)	(15,474)	13.9

SHARE DATA:
Basic earnings (loss) per share	$(0.56)	$0.50	(212.0)%	$(0.49)	14.3%
Diluted earnings (loss) per share	(0.56)	0.50	(212.0)	(0.49)	14.3
Cash dividends paid per share	0.325	0.305	6.6	0.320	1.6
Book value per share	16.31	19.72	(17.3)	17.58	(7.2)
Weighted average shares - basic	31,536,920	32,196,432	(2.0)	31,635,109	(0.3)
Weighted average shares - diluted	31,536,920	32,496,168	(3.0)	31,773,779	(0.7)
Common shares outstanding	31,737,501	32,243,534	(1.6)	31,621,956	0.4

SELECTED RATIOS:
Return on average assets	(1.08)%	1.05%		(0.95)%
Return on average equity	(12.73)	10.37		(10.16)
Return on average common equity	(11.43)	10.21		(9.49)
Net yield on average earning assets (t/e basis)	3.17	3.62		3.24
Efficiency ratio (excludes restructuring activities)	69.72	68.88		65.68
Leverage ratio	7.45	8.71		7.89
Tier I risk-based capital ratio	9.23	10.95		9.59
Total risk-based capital ratio	10.33	11.92		10.85
Tangible common equity ratio	5.48	6.55		5.86

END OF PERIOD BALANCES:
Investment securities portfolio	$1,413,925	$1,638,183	(13.7)%	$1,468,564	(3.7)%
Total loans	4,202,677	3,890,421	8.0	4,215,326	(0.3)
Assets	6,403,916	6,234,692	2.7	6,465,046	(0.9)
Deposits	4,370,627	4,282,400	2.1	4,179,520	4.6
Stockholders’ equity	517,549	635,797	(18.6)	555,771	(6.9)
Common stockholders’ equity	596,430	653,583	(8.7)	623,948	(4.4)

AVERAGE BALANCES:
Investment securities portfolio	$1,579,843	$1,663,335	(5.0)%	$1,612,245	(2.0)%
Loans:
Originated and acquired residential mortgage	290,093	325,377	(10.8)	297,801	(2.6)
Home equity	1,085,752	996,519	9.0	1,074,345	1.1
Other consumer	382,925	400,949	(4.5)	381,306	0.4
Commercial real estate	1,534,473	1,407,691	9.0	1,504,025	2.0
Commercial business	936,933	740,810	26.5	843,727	11.0
Total loans	4,230,176	3,871,346	9.3	4,101,204	3.1
Earning assets	5,822,547	5,549,736	4.9	5,725,165	1.7
Assets	6,511,329	6,234,498	4.4	6,405,737	1.6
Deposits:
Noninterest-bearing	643,161	724,805	(11.3)	660,576	(2.6)
Interest-bearing	3,589,587	3,370,707	6.5	3,484,415	3.0
Total deposits	4,232,748	4,095,512	3.4	4,144,991	2.1
Stockholders’ equity	556,631	629,971	(11.6)	604,364	(7.9)
Common stockholders’ equity	619,909	639,836	(3.1)	646,935	(4.2)